Exhibit 99.1

Filed by AsiaInfo Holdings, Inc. Pursuant to Rule 14a-12

Under the Securities and Exchange Act of 1934

Commission File No. 001-15713

THE FOLLOWING IS A TRANSCRIPTION OF THE INVESTOR CALL REGARDING

THE COMPANY’S PROPOSED COMBINATION WITH LINKAGE TECHNOLOGIES

INTERNATIONAL HOLDINGS LIMITED HELD ON DECEMBER 7, 2009

Veronica:	Good day, ladies and gentlemen, and welcome to the AsiaInfo Linkage merger conference call. My name is Veronica, and I will be your operator for today. At this time, all participants are in listen-only mode. We will conduct a question and answer session toward the end of this conference. If at any time during the call you require assistance, please press *0 and an operator will be happy to assist you. I would now like to turn the call over to your host for today, Mr. Steve Zhang. Please proceed, sir.

Zhang:	Hello. This is Steve Zhang from AsiaInfo. Thank you for joining us today. We are very excited to announce that we have signed a definitive agreement to merge AsiaInfo and Linkage Technologies. The new company, AsiaInfo-Linkage, will benefit from the leading market positions of both players and create the largest telecom IT solutions and services company in China.

Today, I’m joined by Mr. Sun Libin, Linkage’s Chairman and Chief Executive Officer. Also on the call is Ms. Wei Li, our CFO, and Sheryl Zhang, our Director of Investor Relations. We hope that you have had the chance to read the press release you should get today, and we have put a copy of the power point presentation that we will refer to on this call on our website at www.asiainfo.com. Lastly, my prepared remarks today are brief to allow more time for Q&A. Before we get started, let me remind you of our safe harbor statement. I’m not going to read it word for word, but would like to mention that some information we will discuss today is forward-looking, and subject to risks and uncertainty that may cause actual results to differ from our current expectations.

Moving to slide 1. Let’s first talk about some of the key terms of this transaction. I would like to highlight that under the terms of the agreement, Linkage’s shareholders will receive 60 million U.S. dollars in cash and approximately 26.8 million AsiaInfo shares upon closing of the transaction. Based on the closing price of AsiaInfo stock on December 4th, 2009, the combined company would have a market value of over 1.8 billion U.S. dollars. Post-transaction, Linkage’s legacy shareholders will own approximately 35.8% of AsiaInfo-Linkage with AsiaInfo’s legacy shareholders owning approximately 64.2%. The transaction is expected to be accretive to non-GAAP earnings per share in 2010.

I will tell you more about our post-transaction management structure later, later on in the call, but now I want to move to slide 2 to give you a little more background on Linkage. Based in Nanjing, China, Linkage was founded in 1997 and today is a leading provider of software solutions and IT services for the telecom industry in China. Similar to AsiaInfo, Linkage developed and implemented Business Support Systems and the Business Intelligence Systems for all three operators in China. In addition, Linkage also developed Operation Support Systems which include Network Management Systems, the Resource Management System, and the Provisioning System. The company has approximately 3,500 employees and operates six R&D facilities and has 15 representative offices throughout China.

Turning to slide 3. The strategic rationale behind this transaction is straightforward. The combined company will offer up a more comprehensive product and service offering. Anticipated revenue and cost synergies, an established market leader with an extensive customer base, leading R&D capabilities, a very experienced management team with deep industry expertise, and lastly, a strong financial profile.

Let’s turn to slide 4 and look at the first rationale to merge these two companies in more detail. As you can see, our products suite contains world class CRM, Billing, BI solutions, and the OSS products. Our complete product line will enable us to provide a comprehensive product and service offering to all three telecom operators. We expect the new company to benefit from the well-developed customer services in both entities. With combined services, I expect to increase customer satisfaction, and help foster new relationships going forward.

Turning to slide 5. Leveraging a comprehensive product offering and strong existing customer relationships, we expect the combined company to increase the share of wallet with of existing customers. For example, we are expecting to sell more and to offer more solutions into our newly acquired Linkage China Mobile account. And we are also expecting to do more upselling by leveraging Linkage’s China Telecom solutions into the existing AsiaInfo telecom customer base. The combined company will also penetrate new customers and markets with a broader product line. In addition to the revenues synergies, we expect to achieve cost synergies through the combination of our sales and marketing, back office, and our R&D team. Together, we believe these revenue and cost synergies leave us well-positioned to deliver long-term shareholder value.

Looking at the next slide. Another key rationale behind the joint decision to merge these two companies is our highly-complementary customer base. AsiaInfo and Linkage each has a strong relationship with all three telecom service providers in China, and together the combined company will be the leading provider to all three telecom operators. Keep in mind that provincial subsidiaries in China regularly implement BSS, BI, or OSS systems from only one solution provider, so there is very little overlap of our stand-alone customer base. Looking more specifically at our combined product offering by customer, as you can see, in our China Mobile account, we will have CRM and Billing Systems installed in 18 provinces, and BI systems in 19 provinces. This is significant to note because it adds to our established market leadership position in our China Mobile account.

Looking at next slide and our China Telecom account. We will have CRM and Billing systems installed in 14 provinces, and BI systems in 12 provinces. I want to highlight the significant increase in market share gained by the combined company which will make us the leading provider of telecom software solutions to China Telecom.

Looking at the next slide and our China Unicom account: We will have CRM and Billing Systems installed in 21 provinces and BI systems installed in four provinces. As you can see, we will significantly increase our installation base in CRM and Billing systems with China Unicom. Moving forward, a key focus in our China Unicom account will be to cross-sell our other products and services to the operator as well as increase recurring service revenue. The key takeaway here is the combined company has significant skills and broad reach with all three telecom operators in China.

Turning to slide 9. The combined R&D platform will significantly increase our efficiency and boost capability in the long term. Moreover, the combination of our extensive base of highly-skilled engineers will enable us to better serve our customers by continuing to develop telecom solutions that meet and anticipate the needs of the telecom operators. In fact, the combined company will have over 8,000 employees, out of which approximately 7,100 employees will be dedicated to product development and implementation and services. And in sum, the combined entity will have 34 approved patents with an additional 27 patents pending in China and the U.S.

Looking at the next slide. AsiaInfo-Linkage will be overseen by a management team with deep industry experience. I will remain president and chief executive officer of the new company. Dr. Xiwei Huang will become our chief operating officer and Wei Li will remain our CFO. The board will be expanded to nine members. Six members from AsiaInfo’s board, and three members appointed by Linkage. Mr. Sun Libin, Linkage’s chairman and chief executive officer, will serve as the combined company’s executive co-chairman. We are pleased to welcome Mr. Sun, who has over 20 years of experience working in China’s software and electronics industries. Mr. James Ding, AsiaInfo’s chairman, who has been a member of our board since inception, will serve as our co-chairman.

Now turning to slide 11, you can see the strong growth potential of the combined company. As an independent entity, Linkage’s corporate revenue grew at a compounded annual growth rate of 37.4% from 2006 to 2008. Likewise, AsiaInfo’s total revenue grew almost 30% from 2006 to 2008. Operating costs rose steadily for both companies from 2006 to 2008 and the fall for the third quarter of 2009, both companies experienced nearly 100% year-over-year growth in operating profits. Sound financials were an important rationale for the integration of the two companies, and this solid foundation will help us to continue to grow and expand in the years to come.

Continuing to the next slide. We believe the combination of our companies will yield a stronger financial profile in the quarters and years ahead. As you can see, our goal is to continue delivering net revenue growth in the range of 25-30%. We also will continue to focus our core competency to deliver leading software solutions, which makes up over 85% of our total revenue. We expect to see steady expansion in our operating margins as we benefit from revenue and the cost synergies down the road and are expecting to deliver non-GAAP EPS compounded annual growth rate that will exceed our top-line growth.

Looking at next slide. For those of you familiar with AsiaInfo’s story, our combined company is to continue to provide end-to-end product offerings, ranging from system implementation and maintenance services, to high value added consulting services. And leveraging our comprehensive product offerings and improved customer support capabilities, we’ll look for new ways to cross-sell our products and services within our existing customer base. Lastly, with an established customer base at home, we’ll aggressively pursue new growth opportunities abroad.

Looking at the next slide. For the next task, we’ll form an integration committee that will further identify and begin to realize synergies between our two companies. The integration plan will be formalized in the coming months and will outline the full integration of the management and the internal systems. Integrating two companies is never an easy task. It will take time to integrate the business and the personnel. But we do plan to integrate them as one entity under one brand for the long term. The integration plan will be co-chaired by Mr. Sun Libin and myself. I’m confident that the similarities of our companies will mitigate transition and integration risks.

In closing, this merger is based on synergies and integration is key to realizing that. We will leverage our comprehensive product offering and strong existing customer relationships, and believe the combined company will be able to increase cross-selling opportunities, develop new revenue opportunities by increasing share of wallet, and penetrating new customers, and improve our competitive landscape as we join forces. In addition to the revenue synergies, we expect to achieve cost synergies through the combination of our sales and marketing, back office, and R&D team. Together this revenue and cost synergies make us well-positioned to ensure long-term shareholder value.

Before I turn the call into the Q&A session, I would like to introduce you to our the combined company’s executive co-chairman, Mr. Sun Libin, who will be accompanied by a translator. He will give you a few remarks on the company’s future growth as well as the key strategies for the company going forward. Mr. Sun?

Libin:	Okay. [Speaking foreign language]

Translator:	Thank you everyone, and welcome to this call.

Libin:	[Speaking foreign language]

Translator:	I am Linkage Technologies’ founder, and chairman, and CEO.

Libin:	[Speaking foreign language]

Translator:	We’re very excited about this opportunity to merge with AsiaInfo and to continue to create shareholder value for the combined entity.

Libin:	[Speaking foreign language]

Translator:	With this combination of two leaders in the Chinese telecom market, we believe very strongly that our customers will experience a better service with an enlarged platform.

Libin:	[Speaking foreign language]

Translator:	We’re confident that, with the combination of the two teams, we will continue to provide improved services to our customers which will result in an overall increase in shareholder value. Thank you, everyone.

Zhang:	This is Steve Zhang again. Now we will open the call to a Q&A session.

Operator:	Ladies and gentlemen, if you wish to ask a question, please press * followed by 1. If your question has been answered, or you would like to withdraw your question, press * followed by 2. Questions will be taken in the order received. Please press *1 to begin. And the first question comes from the line of Karl Keirstead from Kaufman Brothers. Please proceed.

Keirstead:	Yeah, hi, congratulations on the merger. I’ve got a question about the degree of non-GAAP accretion in 2010. Steve, I’m wondering if you could give any color and given that AsiaInfo’s got about a dollar of non-GAAP earnings expected for 2009, if non-GAAP earnings growth will exceed the 25-30% revenue growth, that would imply that non-GAAP earnings might be at least $1.30 in 2010. Any color would be great; thank you.

Zhang:	Thanks, Karl. And we are just announcing this transaction. Integration will be finalized in the coming months to ensure that (inaudible) is realized. We are still working on the performance data and we don’t want to be too aggressive at this point, and we expect the deal to be accretive on the non-GAAP earnings going forward into 2010. But I won’t, at this point, make any comment on the specific numbers.

Keirstead:	Okay, great. And just if I might ask a follow up? I think one question at least I have is that given that we’re all well aware that Linkage was expected to price its IPO this week, could you offer any color as to what was behind Linkage’s thought process to abandon the public company option and instead merge with AsiaInfo? The timing issue is, I think, important to investors. Thank you.

Zhang:	Okay. I think IPO has always been an option for Linkage. Actually, the two companies, we started the discussion on the idea of the merger talk back in April. And the discussion got intensified in September, and both Linkage’s board and management team as well as AsiaInfo’s board and management team, we always see the AsiaInfo-Linkage merger as the best opportunity to increase shareholder value and be the leading software telecom solution provider in China. I think that’s the background. I think at the end, as you already know that Linkage’s management team was under (inaudible) until last week, and at the same time we were also having very intensive negotiations and discussions on this transaction. I think at the end, both sides realized combining two companies is the best route going forward.

Keirstead:	Okay, thank you, Steve. Congrats again.

Zhang:	Thank you, Karl.

Veronica:	And the next question comes from the line of James Friedman from Susquehanna. Please proceed.

Friedman:	Hey, Steve, and Sun Libin, and (inaudible), let me echo my congratulations.

Zhang:	Thank you, Jamie.

Friedman:	So, I am not familiar with antitrust regulations in China. In the U.S. we have this thing called Hart-Scott-Rodino. Is there any antitrust stipulations that require approval in the China regulatory market?

Zhang:	It is possible that antitrust review will be required in China, but based on the preliminary advice of both companies’ PRC counsels, we believe antitrust review is unlikely.

Friedman:	Okay. I wanted to ask, for investors who may not otherwise have this. Could you remind us what Linkage’s operating margins have been out of the last few years? Because my understanding is they’re significantly higher than AsiaInfo’s margins.

Zhang:	Yeah, I think our operating margin is around 20-25%.

Friedman:	That’s at Linkage?

Zhang:	Yeah.

Friedman:	Okay. And the last thing for me is, so now that you have the marriage of the two largest companies in the market, who is left?

Zhang:	You mean the competitive landscape?

Friedman:	Yeah, competitive landscape. Who, who remains out there that you…?

Zhang:	I think that for the Chinese telecommunications software market, we will most likely will continue to compete with companies against Digital China, Neusoft, and, as well as Amdocs and Huawei. And (inaudible) and (inaudible) also has a small operation through their (inaudible) subsidiary in China.

Friedman:	Okay. All right, thank you very much.

Zhang:	Okay.

Veronica:	Your next question comes from the line of (inaudible). Please proceed.

Male 1:	Hey, congratulations on the merger. My first question is, after the acquisition, you definitely, the new company definitely has a dominant position in BSS and OSS in all three China telecoms. Do you expect any concerns from the China telecoms that you have too much bargain power and they will actually support your competitors to getting bigger.

Zhang:	I probably don’t want to use the word dominant. I probably prefer the word leading market position provider. Actually even after this transaction was announced yesterday, we had very intensive discussion with all the three carriers leaders and management teams, and the feedback we got is very positive and that they prefer to see a more strong, stronger and financially stronger company to provide, basically a company, stronger company that can invest more heavily in R&D to provide the best products and services to the customer. I think they are mostly focused on, all the questions we got from our customers were can you continue to support us at the same service level you provided before? And that’s the commitment they want us to make. I think it’s very key and critical for the combined company to continue to service our customers at the best level we can.

Male 1:	Okay. My, another question is, after the merge, do you have other sectors, other than telecom sectors, given you have such a strong R&D team, for instance you can have financial sectors or even, any opportunities to support (inaudible) like you had (inaudible) in Singapore, or you noticed any other opportunities. I noticed that Linkage has a contract with (inaudible). Do you, can you give us color on that?

Zhang:	I think for the short-term, I think our management team’s focus will be on integrating the two companies’ operations and trying to get all the (inaudible) both in terms of revenue synergies and cost synergies. I think I wouldn’t rule out the possibility we are looking at other (inaudible) sectors, but I think in the short-term definitely

I don’t want to divert any management team’s attention away from the challenging task of integrating the two companies together.

Male 1:	Alright, that’s, that’s all for my questions. Thank you very much.

Zhang:	Thank you.

Veronica:	Your next question comes from the line of Sean Jackson from Avondale Partners. You may proceed.

Jackson:	Thank you. The margins for Linkage were touched upon, 20-25%. What is different in their business that allows them to achieve these higher margins than AsiaInfo?

Zhang:	I think Linkage is (inaudible) generally has a lower cost structure than (inaudible). And Linkage also has a lower sales and marketing expense. AsiaInfo being a public company has the higher operating expenses associated with being a public company. And I think that all those being added together contribute to the margin difference between the two companies.

Jackson:	Okay. And what technology does Linkage have that AsiaInfo doesn’t have that AsiaInfo could possibly sell (inaudible) into China Mobile some of Linkage’s product technology?

Zhang:	I think I had in my presentation we mentioned that Linkage actually has a product solution that’s called an OSS base that basically does the network and resource management as well as provisioning system for (inaudible) and broadband. And this OSS system will be leveraged by the combined company’s sales force to sell into both China Mobile, China Unicom, as well as the original AsiaInfo China Telecom provinces.

Jackson:	Okay, and also vice versa, what does AsiaInfo have that Linkage would find valuable to (inaudible) to sell?

Zhang:	I think AsiaInfo’s traditional experience has been our, a lot of (inaudible) applications with various China Mobile customers. We want to leverage those solutions and sell them into the newly acquired China Mobile customers from Linkage as well as China Telecom and China Unicom.

Jackson:	Okay. And it looks like that Linkage revenue has accelerated dramatically here in the first nine months of 2009 compared to previous years. Is there any, what can that be attributed to, I mean is there something specific, or is it just a general increase in investment overall?

Zhang:	I think that was attributed to Linkages very high growth rate starting from the second half of last year to the first half of this year as being, Linkage has been making bigger market share gains in China Unicom, especially with the northern four provinces. I think Linkage also gained revenue substantially associated with China Telecom migration from China Unicom (inaudible) network business.

Jackson:	Okay, and out of the three big customers that Linkage has had, is China Mobile the one with the least amount of revenue in this latest quarter?

Zhang:	I think that’s right. I think in the latest quarter with Linkage, I think China Telecom contributes roughly 40%, Unicom probably 30%, I think China Mobile less than 30%. I think the two companies, the revenue base is very complimentary.

Jackson:	Okay, all right, thank you

Zhang:	Thank you.

Veronica:	Your next question comes from the line of Ken Liu from (inaudible) Securities. Please proceed.

Liu:	Yes, thank you. Congratulations, Steve, on this merger. I guess most of my questions have been asked. I guess first question is, was there any kind of motivation from maybe the government side for this merger at all? To create a big software company within China?

Zhang:	We don’t get any direct direction from the government, but I think purely if the two companies decide to, you know, it’s the best way to service our shareholders. I think going forward we’ll continue to have very intensive discussions with various different government entities. And I think it’s a good move for the companies. I think it’s also a good move in the general direction the government would like to see the industry go in.

Liu:	Yes, okay. My second question is how do you think your competitors would respond, you know, to this, because after this merger the competitive landscape has kind of changed quite a bit with, you know, one huge dominant, or leading, player, and with several smaller players. Do you think the other players will do a similar thing; will they team up, you know, to compete?

Zhang:	I cannot make any specific comment on how the other competitors will react, but I assume probably they will also try to combine forces to be able to compete in this market, but I don’t, I’m not aware of any specific plans they might have.

Liu:	Okay. And just one last question is within the telecom software space, post this merger would you, you know, focus more on the OSS side of the business (inaudible) because in the OSS base, to my understanding there are a couple of Chinese, companies in China, that are pretty dominant in that space. Will you invest more in that arena to, you know, maybe fight for more market share within OSS? Thank you.

Zhang:	I think our focus will be continue to develop our relationship with our customers and to try to get to win more wallet shares from our existing customer businesses whether it’s BSS or OSS.

Liu:	All right. Okay, thank you.

Zhang:	Thank you.

Veronica:	If you need to ask a question, please press * followed by 1. And your next question comes from the line of Scott Sutherland from (inaudible) Securities. Please proceed.

Sutherland:	Great, thank you, and good evening Steve and Sun, and congratulations. A few questions here. First of all, I know that (inaudible) a lot of customized solutions offering development platforms. Could you talk a bit about how would you think about integrating the two development platforms of each of the companies?

Zhang:	I think in the near term our focus will be integrating the sales force as well as back offices. I think looking into the medium- to long-term, (inaudible) the next major version upgrade that we’ll look into combining the two companies’ architecture and providing a unified version to our customers. But in the short-term we don’t have any plans to switch one, either AsiaInfo’s product with Linkage’s product, or Linkage’s customer base with AsiaInfo’s product.

Sutherland:	Okay. You talked a little bit earlier about Linkage being (inaudible) growth from China Unicom. There also appears to be six other northern provinces up for bid there. Can you talk about the combined side of the company? Do you think there’s a better position out for the company to win those provinces and other bids out there to modernize the (inaudible) systems of the (inaudible) in China, (inaudible) position to win those tenders?

Zhang:	I think it’s still going to be a competitive bit. I think compared with our competitors, the combine company will be well-positioned in that competitive situation. I cannot make any guarantee of this but we definitely want to participate in that bid very aggressively.

Sutherland:	Okay, my last question is, Linkage had a preferred technology vendor status where it had a 10%, kind of a tax rate, and you guys are at 15%. Is there any kind of outlook of where the taxes could be for you guys, and is there any benefit AsiaInfo could get?

Zhang:	I would probably divert that question to our CFO, to answer this tax-related question.

Li:	Well, I think the tax percentage (inaudible) also, and the (inaudible) which involves all the major entities under AsiaInfo also qualify that. I think the two companies, generally the operation in China has a very similar tax structure, as opposed to AsiaInfo being a U.S. company we also have the U.S. tax which is what Linkage does not have at this moment.

Sutherland:	Okay, great, thank you.

Veronica:	You have a follow-up question coming from the line of Ken Liu from (inaudible) Securities. Please proceed.

Liu:	Just one follow-up question on the headcount, now with the merger once complete you would (inaudible) 8,000 employees. Do you anticipate any kind of maybe headcount reduction to save on costs?

Zhang:	I think at this point we don’t forecast any headcount reduction and I think first of all both our sales team as well as service delivery team has a very minimum overlap in the market so we don’t foresee any delivery, sales force reduction in terms of (inaudible). I think going forward (inaudible) integration that isn’t (inaudible). I think even Linkage (inaudible) merging operation. I don’t foresee a major reduction there.

Liu:	Okay. All right, thank you.

Veronica:	Your next question is a follow-up question from the line of Karl Keirstead from Kaufman Brothers. Please proceed.

Keirstead:	Yeah, just want to follow up, Steve. For how long are the Linkage shareholders locked up and prevented from selling their AsiaInfo shares, given the terms of the deal? Thank you.

Zhang:	Are we allowed to disclose that?

Li:	(inaudible)

Zhang:	Yeah, Karl, I think we’ll soon post our (inaudible) combination agreement. I think to answer your question, the lockout is for two years, and after closing, for every six months, 25% of their shares will be released for selling.

Keirstead:	Okay, thank you.

Veronica:	You have a follow-up question coming from the line of (inaudible) Tao from (inaudible) Capital. Please proceed.

Tao:	Yeah, in terms on integration, can you give us a little bit of details on what your plan is? For instance, do you combine two companies by departments? If that’s the case, would you move your employees to different locations by departments or what, exactly, your plan is?

Zhang:	I think overall on the integration side, the first priority is we want to integrate the sales team so that to be sure we have one single customer interface with each customer. I think on the sales force integration, the only overlap is in the headquarter level because our provincial (inaudible) sales team really doesn’t have much overlap. On the (inaudible) probably only 45 people are involved in terms of overlap. I think for the technology and delivery team at this point we don’t plan any integration in the short-term because all the teams are very deeply involved in project delivery. Also, there is really not much overlap in terms of service delivery teams. I think going forward in the medium- and long-term, we might need to consider an R&D team integration. I think that’s more a medium- to long-term talk. Another immediate possibility for integration is the financial team, accounting system integration. That will happen as soon as possible.

Tao:	Alright. When you talk about medium- to long-term, you mean two to three years, or even longer?

Zhang:	I, probably, medium- to long-term is yeah, I think two years.

Tao:	Okay, thank you very much.

Veronica:	Again, for questions, please press * followed by 1. There are no further questions on the line.

Zhang:	Okay. Thank you for joining the call, and I’m sure we’ll continue to give you updates as we move along with our integration and appreciate your past support to AsiaInfo and I will continue to look forward to working with you. Thank you. Bye bye.

Veronica:	Ladies and gentlemen, thank you for your participation in today’s presentation. This concludes today’s presentation. You may now disconnect.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving AsiaInfo Holdings, Inc. (the “Company”) and Linkage Technologies International Holdings Limited (“Linkage”). In connection with the proposed transaction, the Company plans to file with the Securities and Exchange Commission (the “SEC”) a Proxy Statement of the Company and other documents regarding the proposed transaction. The definitive Proxy Statement will be mailed to stockholders of the Company. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED COMBINATION.

Investors and security holders will be able to obtain free copies of the Proxy Statement (when available) and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement (when available) and other documents filed with the SEC from the Company by going to the Company’s corporate website at www.asiainfo.com.

The Company and our executive officers and directors may be deemed to be participants in the solicitation of proxies from our stockholders in favor of the proposed Combination. Information regarding such officers and directors is included in our Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on March 5, 2009, and our proxy statement for our 2009 annual meeting of stockholders filed with the SEC on March 5, 2009. These documents are available free of charge at the SEC’s website at www.sec.gov and from us. Additional information regarding the interests of these individuals will also be included in the Proxy Statement regarding the proposed Combination when it becomes available.